EXHIBIT 99.1

Contact: Ken C. Johnsen President and CEO Phone: (801) 227-9321 Fax: (801) 227-9141 P.O. Box 2500 Provo, Utah 84603

Press Release

GENEVA STEEL HOLDINGS CORP COMMENCES
CHAPTER 11 BANKRUPTCY PROCEEDING

Vineyard, Utah, September 13, 2002. On September 13, 2002, Geneva Steel Holdings Corp (the “Company”), and five of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. In January 2002, Geneva Steel LLC (“Geneva”), a wholly owned subsidiary of the Company, also filed a Chapter 11 Bankruptcy proceeding. These filings in the United States Bankruptcy Court for Utah, Central Division, were made by the Company to provide the Company the necessary time to stabilize the Company’s finances.

This press release contains certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not limited to, those identified in the Company’s press releases or discussed from time to time in the Company’s Securities and Exchange Commission filings. For example, such risks and uncertainties include any approval of the Bankruptcy Court of any arrangements or proposals by the Company, including the agreement to release cash collateral; the ability of Geneva to comply with its financing agreements, if approved, including the agreement to release cash collateral; the availability of proceeds from collateral for use by the Company or Geneva; the accessibility of any cash collateral after September 27, 2002; the Company’s ability to maintain sufficient cash flow and liquidity and the availability and accessibility of financing at affordable levels for the Company; continued cooperation of the Company’s vendors; the availability of strategic alternatives for the Company; market conditions for steel, including future pricing and volume levels, the outcome of trade cases, import levels, demand levels, and domestic competition; the ability of the Company to meet the needs of its customers; the ability of the Company to successfully compete in the steel industry and the ability to tightly control expenditures.

Geneva Steel’s steel mill is located in Vineyard, Utah. The Company’s facilities can produce steel plate, hot-rolled coil, pipe and slabs for sale primarily in the western, central and southeastern United States.

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